[LETTERHEAD WITH COMPANY LOGO AND ADDRESS]


FOR IMMEDIATE RELEASE

Contact:  David E. Houseman
          Chief Executive Officer
          (423) 756-8146

               SIGNAL APPAREL COMPANY SUBMITS
  ISSUANCE OF SHARES IN CONNECTION WITH RESTRUCTURING PLAN
     TO SHAREHOLDERS FOR APPROVAL AT 1997 ANNUAL MEETING


CHATTANOOGA, TENNESSEE, DECEMBER 18, 1997 - Signal Apparel Company, Inc. (NYSE:SIA) today announced that the Company has filed with the U.S. Securities and Exchange Commission, and distributed to its shareholders, a definitive Notice of Annual Meeting and Proxy Statement, dated December 12, 1997, for its Annual Meeting of Shareholders to be held at the Company's principal executive offices in Chattanooga, Tennessee at 1:00p.m. on December 30, 1997. Among the items on the agenda for approval by the Company's shareholders at the Annual Meeting is the issuance of an additional 15,473,220 shares of the Company's Common Stock in connection with a plan approved by the Board of Directors to restructure the Company's presently outstanding subordinated debt and preferred stock (the "Restructuring Plan").

In anticipation of the Restructuring Plan, the Company has applied $20,000,000 of increased funding available under the recent amendment and restatement of its factoring agreement with its senior lender to reduce indebtedness owed to WGI, LLC, a principal shareholder of the Company, thereby reducing the Company's effective annual interest rate on this portion of its debt from over 20% per annum to a rate of prime plus 1 1/4% (currently 9.75%). Implementation of the Restructuring Plan will further reduce the Company's annual interest expense by eliminating approximately $40,000,000 of indebtedness from the Company's balance sheet, leaving approximately $47,000,000 owed to the senior lender and approximately $15,791,000 owed to two principal shareholders (including approximately $9,891,000 owed to WGI, LLC). The Restructuring Plan also will eliminate a liability of $11,725,000 for accrued but unpaid dividends on preferred stock and will reduce the Company's accumulated deficit by over 50%, from approximately $82.6 million to approximately $34.6 million.

Commenting on the Restructuring Plan, David E. Houseman, Chief Executive Officer, said that the Company believes the plan will significantly enhance the implementation of management's turnaround strategy for the Company's business, by reducing the financial pressure on the Company's operations through reduced interest expense and by improving the Company's prospects for obtaining additional funding through future issuances of debt or equity securities.

As described in greater detail in the Company's definitive Proxy materials, features of the Restructuring Plan include:
(1) the amendment of outstanding warrants to purchase 345,000 shares of Common Stock held by WGI, LLC to reduce the exercise price from $7.06 per share to $1.75 per share (approximately equal to the recent market price for the Company's Common Stock); (2) the issuance to WGI, LLC of 8,000,000 shares of Common Stock in payment for $15,831,950 of outstanding indebtedness owed by the Company to WGI, LLC (representing a net discount on the debt repayment approximately equal to the economic benefit of repricing the 345,000 Warrants); (3) the conversion of approximately $24,930,000 of additional indebtedness owed by the Company to WGI, LLC and approximately $20,514,000 in stated value (plus accumulated dividends) of Series C Preferred Stock held by WGI, LLC into a total of approximately 454.444 shares of a new Series F Preferred Stock, stated value $100,000 per share; and (4) the redemption by the Company (pursuant to its rights under a pre-existing agreement with the holders of its Preferred Stock) of all remaining outstanding shares (including accumulated dividends) of Series A and Series C Preferred Stock with shares of Common Stock valued at $7.00 per share (resulting in the issuance of an additional 7,473,220 shares of Common Stock to another principal shareholder, FS Signal Associates and its affiliates). The new Series F Preferred Stock will accrue cumulative undeclared dividends at the rate of 9% per annum, payable in cash when declared, and will not be redeemable or convertible into Common Stock or into any other equity security of the Company. The definitive Proxy Statement for the Company's 1997 Annual Meeting of Shareholders is publicly available on the EDGAR system maintained by the U.S. Securities and Exchange Commission, which may be accessed through the Commission's World Wide Web site at www.sec.gov.

Additional items on the agenda for the Company's 1997 Annual Meeting of Shareholders include: (1) the election of seven directors; (2) approval of an amendment to the Company's 1985 Stock Option Plan to increase the number of issuable shares thereunder from 1,910,000 to 4,000,000; (3) approval of the issuance of warrants to purchase up to 4,500,000 shares of the Company's Common Stock to WGI, LLC in connection with certain additional funding and waivers under a Credit Agreement between the Company and WGI, LLC; (4) approval of an amendment to the Company's Restated Articles of Incorporation increasing the number of authorized shares of Common Stock from 40,000,000 to 80,000,000; (5) approval of the issuance of warrants to purchase up to 250,000 shares of the Company's Common Stock to a director/consultant; and
(vii) approval of the issuance of warrants to purchase up to 10,000 shares of the Company's Common Stock to another director of the Company.

The Company has been informed by WGI, LLC that it intends to vote a total of 8,607,349 shares of the Company's Common Stock which it holds (representing approximately 50.4% of the votes eligible to be cast by holders of the Company's outstanding shares of Common Stock) in favor of all of the proposals to be presented to the Company's shareholders at the 1997 Annual Meeting. Accordingly, the Company anticipates that each of such proposals will receive all required approvals from the Company's shareholders at the 1997 Annual Meeting.

Signal Apparel Company and its subsidiaries, Big Ball Sports and Grand Illusion Sportswear, design, market, and sell activewear. The Company's activewear products feature major professional sports league designs, popular cartoon and movie characters, corporate brands, and the well-known Big Ball brand. The Company's products are sold to department stores, specialty stores, mass merchandisers, and other retailers, distributors, and large corporate accounts. The Company's Common Stock is traded on the New York Stock Exchange under the symbol SIA.

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